6230 Stoneridge Mall Road
Pleasanton, CA 94588-3260
925 401 7300
Exhibit 10.1
MUTUAL ARBITRATION AGREEMENT

This Mutual Arbitration Agreement (“Agreement”) is between the employee (“Employee”) and 10x Genomics, Inc. and its subsidiaries and affiliates (“10x” or the “Company”) (collectively, the “Parties”). The Federal Arbitration Act (9 U.S.C. § 1 et seq.) (“FAA”) applies to and governs this Agreement. All disputes covered by this Agreement will be decided by a single arbitrator through final and binding arbitration and not by way of court or jury trial.

1.CLAIMS COVERED BY THIS AGREEMENT

This Agreement is intended to be as broad as legally permissible, and, unless expressly excluded in Section 2 below, applies to all claims or controversies, past, present, or future, arising out of or related to Employee’s application and selection for employment, employment, and/or termination of employment with the Company that otherwise would be resolved in a court of law or before a forum other than arbitration. Except as it otherwise provides, this Agreement applies to any dispute arising out of or related to Employee’s application and selection for employment, employment, and/or termination of employment that 10x may have against Employee or that Employee may have against 10x, and/or any of its past, present, or future:
•officers, directors, shareholders, employees, members, agents,
•parents, subsidiaries, affiliates, and DBAs,
•benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates, or agents, or
•successors or assigns,
each and all of which may enforce this Agreement as a direct or third-party beneficiary.

Unless expressly excluded in Section 2 below, this Agreement applies to claims based upon or related to discrimination, harassment, retaliation, defamation (including post-employment defamation or retaliation), whistleblowing, breach of a contract or covenant, fraud, negligence, breach of fiduciary duty, trade secrets, unfair competition, wages, minimum wage and overtime or other compensation or any monies claimed to be owed, meal breaks and rest periods, seating, privacy, background checks, termination, tort claims, common law claims, equitable claims, and claims arising under the Defend Trade Secrets Act, Fair Credit Reporting Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Pregnancy Discrimination Act, Pregnant Workers Fairness Act, Family Medical Leave Act, Fair Labor Standards Act, Equal Pay Act, Employee Retirement Income Security Act of 1974 (“ERISA”), Affordable Care Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Older Workers Benefits Protection Act of 1990, Occupational Safety and Health Act, Consolidated Omnibus Budget Reconciliation Act of 1985, False Claims Act, state or local statutes or regulations addressing the same or similar subject matters, and any claims for violation of any federal, state, or local law, statute, regulation, or ordinance arising out of or related to Employee’s application and selection for employment, employment, and/or termination of employment.

The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the validity, scope, applicability, enforceability, or waiver of this Agreement including, but not limited to any claim that all or any part of this Agreement is void or voidable. However, the preceding sentence does not apply to any disputes about the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, and it does not apply to the Class Action Waiver or California Private Attorneys General Act (“PAGA”) Individual Action Requirement, as defined below. Notwithstanding any other clause or language in this Agreement and/or any rules or procedures that might otherwise apply because of this Agreement (including without limitation the JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”) discussed below) or any amendments and/or modifications to those rules, any disputes about the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act and/or any claim that all or any part of the Class Action Waiver or California PAGA Individual Action Requirement is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator.
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2.CLAIMS NOT COVERED BY THIS AGREEMENT AND LIMITATIONS ON HOW IT APPLIES

The following claims are not covered under this Agreement: (i) claims for workers’ compensation benefits, state disability insurance benefits, and unemployment insurance benefits; however, this Agreement applies to discrimination or retaliation claims based upon seeking such benefits; (ii) claims for benefits under employee benefit plans covered by ERISA, which may be maintained only in court; (iii) ERISA claims arising under 29 U.S.C. § 1132(a)(2) other than claims which seek recovery of relief only for the Employee, which may only be maintained in court; (iv) ERISA claims brought under 29 U.S.C. § 1132(a)(3) which seek relief other than relief for Employee individually, which may only be maintained in court; (v) disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement; (vi) claims that are not subject to a pre-dispute arbitration agreement as provided by the Sarbanes Oxley Act, 18 U.S.C. § 1514A; (vii) claims against a contractor that are not subject to a mandatory arbitration agreement as provided by the Department of Defense (“DoD”) Appropriations Act of 2010, and its implementing regulations, or any successor DoD appropriations act addressing the arbitrability of claims; and (viii) disputes that are not subject to a pre-dispute arbitration agreement under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act (at the election of Employee). If any claims not covered under this Agreement are combined with claims that are covered under this Agreement, to the maximum extent permitted under applicable law, the covered claims will be arbitrated and continue to be covered under this Agreement.

Nothing in this Agreement prevents Employee from making a report to or filing a claim or charge with a governmental agency, including without limitation, the Equal Employment Opportunity Commission, U.S. Department of Labor, Securities and Exchange Commission, National Labor Relations Board, Occupational Safety and Health Administration, or law enforcement agencies, and nothing in this Agreement prevents the investigation by a government agency of any report, claim, or charge otherwise covered by this Agreement. This Agreement also does not prevent federal administrative agencies from adjudicating claims and awarding remedies, even if the claims would otherwise be covered by this Agreement. Nothing in this Agreement prevents or excuses Employee from exhausting administrative remedies by filing any charges or complaints required by any governmental agency (including without limitation the Equal Employment Opportunity Commission and/or similar state or local agencies) before bringing a claim in arbitration. The Company will not retaliate against Employee for filing a claim with an administrative agency or for exercising rights under the National Labor Relations Act. This Agreement also does not prevent or prohibit Employee in any way from reporting, communicating about, or disclosing claims for discrimination, harassment, retaliation, or sexual abuse.

Either party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief (“Provisional Relief”) in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief or is necessary to secure performance of an agreement designed to prevent irreparable harm, subject to any final determination or award on injunctive relief which shall be resolved through arbitration. The court to which the application is made is authorized to consider the merits of the arbitrable controversy for the limited purposes of evaluating the elements of probable success and possibility of irreparable injury to the extent required and applicable for the issuance of Provisional Relief under controlling law. All determinations of final relief, however, will be decided in arbitration, and pursuing Provisional Relief shall not waive rights under this Agreement.

3.ARBITRATION PROCEDURES

The Parties agree to mutually select the neutral Arbitrator. If the Parties cannot mutually select an Arbitrator through informal communications, the Parties will each submit a list of five proposed arbitrators to the other side for consideration and the Parties will try to choose an arbitrator from these lists. The Arbitrator selected by the Parties must make disclosures to the Parties about any circumstance likely to give rise to justifiable doubt as to the arbitrator’s impartiality or independence, including any bias or any financial or personal interest in the result of the arbitration or any past or present relationship with the Parties or their representatives, and such obligation will remain in effect throughout the arbitration.

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If the Parties still cannot mutually agree to an Arbitrator, the arbitration will be held under the auspices of JAMS, and except as provided in this Agreement, will be under the then current JAMS Rules (which are available at www.jamsadr.com/rules-employment-arbitration/ or by using a service such as Google to search for “JAMS Employment Arbitration Rules and Procedures”). However, if there is a conflict between the JAMS Rules and this Agreement, this Agreement shall govern. Unless the Parties jointly agree otherwise, the Arbitrator must be a retired state or federal judge from any jurisdiction. In the event, however, either party asserts a claim or claims that include a covered ERISA claim, the Parties agree the Arbitrator must be a retired federal judge from any jurisdiction. Unless the Parties jointly agree otherwise, the arbitration will take place in or near the city and in the state where Employee is employed or was last employed by 10x.

If the Parties cannot mutually agree to an Arbitrator using the methods described in the first paragraph of this section, the Arbitrator will be selected as follows: JAMS will give each party a list of eleven potential arbitrators (who are subject to the qualifications in the preceding paragraph) drawn from its panel of arbitrators. Each party will have ten calendar days to strike all names on the list it deems unacceptable. If only one common name remains on the lists of the Parties, that individual will be designated as the Arbitrator. If more than one common name remains on the lists of the Parties, the Parties will strike names alternately from the list of common names by telephone conference administered by JAMS, with the party to strike first to be determined by a coin toss conducted by JAMS, until only one name remains. If no common name remains on the lists of the Parties, JAMS will furnish a new list of eleven arbitrators from which the Parties will strike alternately by telephone conference administered by JAMS, with the party to strike first to be determined by a coin toss conducted by JAMS, until only one name remains. That person will be designated as the Arbitrator. If the individual selected cannot serve, JAMS will issue another new list of eleven arbitrators and repeat the alternate striking selection process. If JAMS will not administer the arbitration or is unwilling to administer the arbitration consistent with this Agreement, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted to appoint a neutral Arbitrator, who shall act under this Agreement with the same force and effect as if they had been specifically named herein.

The Arbitrator may award any remedy to which a party is entitled under applicable law, but remedies will be limited to those that would be available to a party in their individual capacity for the claims presented to the Arbitrator. Unless otherwise agreed in writing by the Parties, the Arbitrator shall apply the substantive federal, state, or local law applicable to the claims asserted. The Federal Rules of Evidence shall apply to the proceeding. Either party has the right to file dispositive motions, including without limitation a motion to dismiss and/or a motion for summary judgment, and the Arbitrator will apply the legal standards governing such motions under the Federal Rules of Civil Procedure. A party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure. Unless post-arbitration briefing is agreed to by both Parties or required by applicable law as determined by the Arbitrator, the Parties will not submit post-arbitration briefs and will instead engage in closing arguments at the end of any arbitration hearing.

The Parties agree that the Arbitrator shall issue an award by written opinion, which includes the factual and legal basis for the award, within thirty days from the date the arbitration hearing concludes or the post-hearing briefs (if any) are received, whichever is later. Judgment on the award issued by the Arbitrator may be entered in any court of competent jurisdiction. The Parties agree, however, that any arbitration award shall have no preclusive effect as to issues or claims in any other dispute or arbitration proceeding between any other employee and the Company.

4.CLASS AND COLLECTIVE ACTION WAIVERS

The Company and Employee agree to bring any claim on an individual basis only. Accordingly, EMPLOYEE AND THE COMPANY WAIVE ANY RIGHT FOR ANY DISPUTE TO BE BROUGHT, HEARD, DECIDED, OR ARBITRATED AS A CLASS AND/OR COLLECTIVE ACTION AND THE ARBITRATOR WILL HAVE NO AUTHORITY TO HEAR OR PRESIDE OVER ANY CLASS OR COLLECTION ACTION (“Class Action Waiver”). Additionally, no arbitration proceeding under this Agreement may be consolidated or joined in any way with an arbitration proceeding involving one or more different employees unless otherwise agreed to in writing by all the parties.
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The Class Action Waiver shall be severable from this Agreement if there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void, or voidable. In that case, the class and/or collective action must be litigated in a civil court of competent jurisdiction—not in arbitration—but any portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.

5.CALIFORNIA PAGA INDIVIDUAL ACTION REQUIREMENT

The Parties agree to arbitrate California PAGA claims on an individual basis only. Therefore, any claim by Employee under PAGA to recover for unpaid wages, civil penalties, or other individual relief must be arbitrated under this Agreement. The Parties also agree and stipulate that any non-individual PAGA claims shall be stayed in the trial court, pending a final determination and written decision by the Arbitrator in arbitration with respect to Employee’s alleged status as an “aggrieved employee,” and Employee and 10x agree that the Arbitrator, and not the court, will make this determination. The Arbitrator is without authority to preside over any PAGA claim by Employee on behalf of any other person or joined by or consolidated with another person’s or entity’s PAGA claim. This California PAGA Individual Action Requirement clause will be severable from this Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void, or voidable. In that case, the PAGA action must be litigated in a civil court of competent jurisdiction—not in arbitration—but any portion of the California PAGA Individual Action Requirement that is enforceable shall be enforced in arbitration.

6.NOTICE OF ARBITRATION DEMAND, COOLING OFF PERIOD, AND INFORMAL SETTLEMENT CONFERENCE

The Company and Employee agree that the party initiating the claim must make a written demand for arbitration of the claim to the other party no later than the expiration of the statute of limitations that the applicable law allows for the claim. The demand for arbitration shall identify the claims asserted, the facts upon which such claims are based, and the relief or remedy sought. The demand for arbitration must be signed by the party making the demand for arbitration (i.e., the Employee personally or an authorized representative of 10x, as applicable). Written demand for arbitration to 10x must be sent to the attention of 10x’s Chief Legal Officer, currently at 6230 Stoneridge Mall Road, Pleasanton, CA 94588-3260. Employee will be given notice of any demand for arbitration by 10x at the last home address contained in 10x’s records (or to Employee’s counsel, if applicable). The Arbitrator will resolve all disputes regarding the propriety of the demand for arbitration and apply the statute of limitations that would have applied if the claim(s) had been brought in court.

The Parties mutually agree that after a party initiates the claim by making a written demand for arbitration there will be a thirty-day “Cooling Off Period.” During the Cooling Off Period, the Parties may attempt to resolve the claim. The Parties may also mutually agree to extend the Cooling Off Period. During the Cooling Off Period, either party may request an informal meeting to discuss a potential informal resolution of the dispute, without the need to go forward in an arbitration (“Informal Settlement Conference”). If timely requested by either party, the Informal Settlement Conference is required and will take place at a mutually agreeable time by telephone or videoconference. Employee and a 10x representative must both personally participate; any counsel representing Employee or 10x also may participate. The requirement of personal participation in an Informal Settlement Conference may be waived only if both Employee and an authorized representative of 10x agree in writing. The Cooling Off Period and Informal Settlement Conference are to allow the Parties to attempt resolution. At the end of the Cooling Off Period or if an Informal Settlement Conference is timely requested, thirty days after completion of the Informal Settlement Conference, and unless the Parties have resolved the claim, the Parties will begin the Arbitrator selection process as described above in Section 3. Unless otherwise prohibited by applicable law, an Arbitrator and/or any arbitration sponsoring organization is without authority to accept or administer any arbitration demand, or assess or demand fees for the arbitration, unless and until the Parties have complied with the demand for arbitration process and the Cooling Off Period, as well as the Informal Settlement Conference, if timely requested by either party. In addition, if arbitration is commenced without submitting a complete demand for arbitration, during the Cooling Off Period, or without participating in a timely requested Informal Settlement Conference, the Parties agree that a court
(Mutual Arbitration Agreement - 4 of 6)

shall have the authority to enjoin the arbitration or the assessment of any arbitrator or arbitration administrator fees in connection with such an arbitration.

7.DISCOVERY AND SUBPOENAS

Each party may take the deposition of three individual fact witnesses and any expert witness designated by another party. Each party also may propound twenty-five requests for production of documents and ten interrogatory requests (including sub-parts) to the other party. And, each party (or at a party’s request, the Arbitrator) shall have the right to subpoena witnesses and documents for discovery or the arbitration hearing, including testimony and documents relevant to the case from third parties, in accordance with any applicable state or federal law. Additional discovery may be conducted by mutual stipulation, and the Arbitrator will have exclusive authority to entertain requests for additional discovery, and to grant or deny such requests, based on the Arbitrator’s determination whether additional discovery is warranted by the circumstances of a particular case.

8.ARBITRATION FEES AND COSTS

The Company will pay all costs and expenses unique to arbitration, including without limitation the Arbitrator’s fees, except for the filing fee (if any) as required by the mutually selected Arbitrator or JAMS Rules (if the Parties do not mutually select the Arbitrator), but Employee will not be responsible for any portion of those fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company shall pay any remaining portion of the initial fee. Each party will pay for its own costs and attorneys’ fees, if any, except that the Arbitrator may award reasonable attorneys’ fees to the prevailing party as permitted by law. The Arbitrator will resolve any disputes regarding costs or fees associated with arbitration.

9.CONSTRUCTION AND ENFORCEMENT OF THIS AGREEMENT

Employee has the right to consult with counsel of Employee’s choice concerning this Agreement and to be represented by counsel at any stage during the arbitration process. This is the complete agreement of the Parties about arbitration of covered disputes. Any contractual disclaimers 10x has in any Employee Handbooks, other agreements, or policies do not apply to this Agreement. The mutual obligations of the Parties to arbitrate provide consideration for this Agreement. This Agreement will continue to apply notwithstanding any change in Employee’s duties, responsibilities, position, or title, and/or if Employee is separated and rehired by 10x. This Agreement will be enforceable throughout Employee’s employment, and thereafter with respect to any such claims arising out of or relating to Employee’s application and selection for employment, employment, and/or termination of employment with the Company. This Agreement does not alter the “at-will” status of Employee’s employment.

Where Employee is employed or was last employed in California, the Parties agree that, if the FAA does not apply to a particular dispute or to one or both Parties, the California Arbitration Act will apply. Where Employee is employed or was last employed in a jurisdiction outside of California, the Parties agree that (i) if the FAA does not apply to a particular dispute or to one or both Parties, the Delaware Uniform Arbitration Act (“DUAA”) will apply and they acknowledge that 10x Genomics, Inc. is a Delaware corporation; provided that, (ii) if neither the FAA or DUAA apply, the Parties stipulate and agree that the arbitration law of the jurisdiction where the arbitration will take place will apply.

Unless this Agreement is not entered into or is deemed void, unenforceable, or invalid in its entirety, the Parties expressly agree that this Agreement supersedes and takes priority over any previous agreements to arbitrate addressing the claims and disputes covered in this Agreement, including, without limitation, any arbitration agreement or arbitration provision in any At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement or similar agreement (“Confidentiality Agreement”) between the Parties. In all other respects, the Confidentiality Agreement will remain in full effect and will operate according to the terms thereof. The Parties expressly agree that any disputes arising out of or related to any Confidentiality Agreement between Employee and the Company will be resolved in accordance with this Agreement, including without limitation, the provision in Section 2 above that allows either party to seek Provisional Relief in a court of competent jurisdiction in connection with an arbitrable
(Mutual Arbitration Agreement - 5 of 6)

controversy. Furthermore, claims for Provisional Relief under the Confidentiality Agreement may be pursued in the venue and forum provided for in the Confidentiality Agreement with respect to such provisional, non-final relief.

If any provision of this Agreement is adjudged to be invalid, unenforceable, unconscionable, void, or voidable, in whole or in part (other than the Class Action Waiver and California PAGA Individual Action Requirement, which are governed by the specific severability provisions set forth above), such adjudication will not affect the validity of the remainder of the Agreement. All remaining provisions will remain in full force and effect.

AGREED BY THE PARTIES

10X GENOMICS, INC.:

[COMPANY REPRESENTATIVE NAME]

EMPLOYEE:

I have carefully read and understand this Agreement. By signing below using an electronic signature, I am agreeing to this Agreement’s terms and to arbitrate claims covered by this Agreement. Additionally, I authorize the use of an electronic signature to show my acceptance and assent to this Agreement, and I understand and acknowledge that an electronic signature is as valid and has the same legal effect as an ink signature.

[EMPLOYEE NAME] DATE
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